As filed with the Securities and Exchange Commission on March 25, 2021.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

Under

The Securities Act of 1933

EDGEWISE THERAPEUTICS, INC.

(Exact name of Registrant as specified in its charter)

Delaware	2834	82-1725586
(State or other jurisdiction of incorporation or organization)	3415 Colorado Ave. Boulder, CO 80303 (303) 735-8373 Kevin Koch, Ph.D. President and Chief Executive Officer Edgewise Therapeutics, Inc. 3415 Colorado Ave. Boulder, CO 80303 (303) 735-8373	(I.R.S. Employer Identification Number)

Copies to:

Kenneth A. Clark Tony Jeffries Jennifer Knapp Melissa Rick Wilson Sonsini Goodrich & Rosati Professional Corporation 650 Page Mill Road Palo Alto, CA 94304 (650) 493-9300	R. Michael Carruthers Chief Financial Officer Edgewise Therapeutics, Inc. 3415 Colorado Ave. Boulder, CO 80303 (303) 735-8373	Richard Segal Divakar Gupta Ryan Sansom Brandon Fenn Cooley LLP 55 Hudson Yards New York, NY 10001 (212) 479-6000

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement. If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☒ Registration No. 333-253923

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(2)
Common stock, $0.0001 par value per share	1,150,000	$16.00	$18,400,000	$2,008

(1)	Represents only the additional number of shares being registered and includes 150,000 additional shares of common stock that the underwriters have the option to purchase. Does not include the securities that the registrant previously registered on the registration statement on Form S-1 (File No. 333-253923).

(2)	The registration fee is calculated in accordance with Rule 457(a) under the Securities Act of 1933, as amended, based on the proposed maximum aggregate offering price. The registrant previously registered securities at an aggregate offering price not to exceed $184,000,000 on a registration statement on Form S-1 (File No. 333-253923), which was declared effective by the Securities and Exchange Commission on March 25, 2021. In accordance with Rule 462(b) under the Securities Act of 1933, as amended, an additional amount of securities having a proposed maximum aggregate offering price of $18,400,000 is hereby registered, which includes shares issuable upon the exercise of the underwriters’ option to purchase additional shares.

This registration statement shall become effective upon filing with the Securities and Exchange Commission in accordance with Rule 462(b) of the Securities Act of 1933, as amended.

EXPLANATORY NOTE AND INCORPORATION BY REFERENCE

Edgewise Therapeutics, Inc., a Delaware corporation (the “Company”), is filing this registration statement with the Securities and Exchange Commission pursuant to Rule 462(b) under the Securities Act of 1933, as amended. This registration statement relates to the public offering of securities contemplated by the registration statement on Form S-1 (File No. 333-253923) originally filed on March 5, 2021, as amended (the "Prior Registration Statement"), and which the Securities and Exchange Commission declared effective on March 25, 2021.

The Company is filing this registration statement for the sole purpose of increasing by 1,150,000 shares the aggregate number of shares of its common stock, par value $0.0001 per share, to be registered for sale, 150,000 of which are subject to purchase upon exercise of the underwriters' option to purchase additional shares of the Company's common stock. The additional shares that are being registered for sale are in an amount and at a price that together represent no more than 20% of the maximum aggregate offering price set forth in the Calculation of Registration Fee table contained in the Prior Registration Statement. The information set forth in the Prior Registration Statement, and all exhibits to the Prior Registration Statement, are hereby incorporated by reference into this registration statement.

The required opinions and consents are listed on the Exhibit Index attached hereto and are filed herewith.

EXHIBIT INDEX

Exhibit Number	Description
5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.
23.1	Consent of Independent Registered Public Accounting Firm.
23.2	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in Exhibit 5.1).
24.1	Power of Attorney (see page II-6 of the Registration Statement on Form S-1 (File No. 333-253923) filed on March 5, 2021).

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boulder, Colorado, on March 25, 2021.

EDGEWISE THERAPEUTICS, INC.

By:	/s/ Kevin Koch
Kevin Koch, Ph.D.
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Kevin Koch	President, Chief Executive Officer and Director (Principal Executive Officer)	March 25, 2021
Kevin Koch, Ph.D.

/s/ R. Michael Carruthers	Chief Financial Officer (Principal Financial and Accounting Officer)	March 25, 2021
R. Michael Carruthers

*	Co-Founder, Chairman and Director	March 25, 2021
Peter Thompson, M.D.

*	Chief Scientific Officer and Director	March 25, 2021
Alan Russell, Ph.D.

*	Director	March 25, 2021
Laura A. Brege

*	Co-Founder and Director	March 25, 2021
Badreddin Edris, Ph.D.

*	Director	March 25, 2021
Kenneth Harrison, Ph.D.

*	Director	March 25, 2021
Jonathan Root, M.D.

*By: /s/ Kevin Koch
Kevin Koch, Ph.D. Attorney-in-fact

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